Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Fourth Quarter and Full Year 2008 Financial Results

Conshohocken, Pa — (BUSINESS WIRE) — February 17, 2009 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter and Full Year 2008 Highlights and Recent Developments

•                  Fourth quarter revenue increased to $34.4 million, a 43.8% increase over the same period in the prior year; full year revenue increased to $120.5 million, a 65.0% increase over the prior year

•                  Adjusted operating margin of 18.9%, excluding one-time charges(1A), and GAAP operating margin of 18.6% in the fourth quarter 2008 compared to 8.0% in the fourth quarter 2007; full year adjusted operating margin of 12.1%, excluding one-time charges(1A),  and GAAP operating margin of 8.0% compared to 0.3% in 2007

•                  Successfully completed $82.8 million IPO in March and $152.4 million secondary offering in August

•                  Strengthened management team, including the appointment of Randy Thurman, our Executive Chairman, as Interim President and Chief Executive Officer in January 2009

•                  Received Category I CPT codes and reimbursement rates effective January 1, 2009

•                  Secured contracts with over 30 payors during the year, including two major national payors, accounting for an additional 32.1 million lives covered by the CardioNet System

Fourth Quarter Results

	December 31,	December 31,	%
	2008	2007	Change

Earnings per diluted share - GAAP	$0.29	$(0.22)	NA

Dividends on and accretion of mandatorily redeemable convertible preferred stock and Integration, restructuring and other nonrecurring charges	—	0.34

Impact of full year effective tax rate adjustment on prior quarters’ integration, restructuring and other nonrecurring charges	0.06	—
Adjusted earnings per diluted share	$0.35	$0.12	191.7%

Favorable impact of NOL utilization	(0.19)	—

Adjusted earnings per diluted share excluding NOLs	$0.16	$0.12	33.3%

Full Year Results

	December 31,	December 31,	%
	2008	2007	Change

Earnings per diluted share - GAAP	$0.29	$(2.89)	NA

Dividends on and accretion of mandatorily redeemable convertible preferred stock and Integration, restructuring and other nonrecurring charges	0.30	2.77
Adjusted earnings per diluted share	$0.59	$(0.12)	NA

Favorable impact of NOL utilization	(0.20)	—

Adjusted earnings per diluted share excluding NOLs	$0.39	$(0.12)	NA

President and CEO Commentary

Randy Thurman, Interim President and CEO, commented: “We are pleased to report strong fourth quarter and full year results, demonstrating CardioNet’s continued success in the wireless cardiac monitoring and diagnostic market. During the year, our revenue grew 65% and we achieved fourth quarter adjusted earnings per diluted share of $0.35 and full year adjusted earnings per diluted share of $0.59, exceeding our expectations and marking our first year of profitability.

“In 2008 we achieved a number of significant accomplishments throughout the organization that positioned us for accelerated growth in 2009. We secured Category I CPT codes and reimbursement rates for the CardioNet System in October, a major milestone in facilitating broader adoption. We also secured contracts with over 30 new payors during the year, including two major national payors, accounting for an additional 32.1 million covered lives. We strengthened the management team with several key hires and successfully completed the integration of the PDSHeart acquisition and the consolidation of our corporate functions to Pennsylvania. We continued growing and developing our sales and marketing organization, expanding our geographic footprint and elevating our profile within the medical community. We also remained committed to our research and development efforts, as demonstrated by the recent launch of our enhanced atrial fibrillation reporting package. Finally, we continued to benefit from the growing body of peer-reviewed research highlighting the benefits of the CardioNet System. We look forward to the future publication of additional studies, supported by our ongoing clinical programs.

“Looking forward, CardioNet is uniquely positioned within the healthcare industry and perhaps most industries today. We are leading what we believe is a revolution in healthcare — wireless medicine. The demand for our cardiac outpatient services is growing at greater than 40% per year. Our services provide significant and meaningful benefits to patients and prescribing physicians while delivering improved cost/benefit outcomes to the payors. Every indication is that CardioNet is positioned for years of exceptional growth.

“We view 2009 as an inflection point. We believe it is a year to make the necessary investments to lay the foundation for accelerated growth, increased market share and the establishment of the CardioNet brand as the clear leader in ambulatory cardiac monitoring and diagnosis. We firmly believe that we can achieve this incremental investment while reporting strong earnings growth in 2009, and, more importantly, positioning ourselves for an enhanced leadership position in the industry and higher levels of shareholder return in 2010 and beyond. Long-term, CardioNet’s success will be based upon our stakeholders viewing us as the unquestioned leader by the quality of our devices, customer service and patient support as well as the professionalism of our account executives. These stakeholders include patients, physicians, payors, our employees and our shareholders.

“To achieve these aims, we intend to make incremental investments in 2009 focused on increasing our sales force and ensuring the highest quality of customer service and monitoring operations, including the necessary information technology that underlies our business. We expect to invest in product development and clinical research studies with a focus on continued innovation. We anticipate that the single largest investment will be in our field sales organization with a planned increase of approximately 70% in account executives and the enhancement of our national coverage.

“As a result, we are establishing revenue guidance for 2009 of $170.0 to $175.0 million, somewhat higher than expectations, and over 40% growth compared to 2008. Based on the incremental investments I have just outlined, which represent approximately $0.08 to $0.10 per diluted share, we are providing earnings guidance for 2009 of $0.69 to $0.73 per diluted share, excluding any impact of NOLs, other tax related items and any nonrecurring charges. This represents over 75% earnings growth year over year. In addition, we currently anticipate a one-time benefit in 2009 related to NOLs and other tax related items which could favorably impact earnings by approximately $1.00 to $1.30 per diluted share. We do not anticipate any earnings per diluted share benefit from NOLs and other tax related items in 2010 or 2011. We believe the investment in 2009 is the foundation that will drive higher revenues and earnings in 2010 and beyond. Our outlook for 2010 is for revenue to increase at least 50% and earnings to increase 100%, compared to the Company’s 2009 guidance excluding NOLs and other tax related items. In 2011, we believe that earnings per diluted share could reach $2.00. We expect that the increased investment in 2009 and the rapid revenue growth that we are targeting will result in increased shareholder value over the long term.

“In summary, the convergence of healthcare and information technology is resulting in one of the most important trends for the next twenty years — wireless medicine — and CardioNet is uniquely positioned to capitalize on this unprecedented opportunity over the long term. Today, we are a leader in wireless medicine focused on cardiac arrhythmia monitoring and diagnostics. Building market share and making intelligent investments are our current focus. Tomorrow, we aspire to be the unquestioned leader in a healthcare revolution. We believe that our near-term and long-term goals are in-sync and will drive great value for all of our stakeholders.”

Financial Results

Revenues for the fourth quarter of 2008 increased to $34.4 million compared to $23.9 million in the fourth quarter of 2007, an increase of $10.5 million, or 43.8%. Revenues for the year ended December 31, 2008 increased to $120.5 million compared to $73.0 million in the prior year, an increase of 65.0%. After taking into account the acquisition of PDSHeart, Inc. (“PDSHeart”), which the Company acquired in March 2007, revenue in 2008 increased 56.3% to $120.5 million compared to $77.1 million in the prior year (1B).

Gross profit increased to $23.9 million in the fourth quarter of 2008, or 69.4% of revenues, compared to $15.3 million in the fourth quarter of 2007, or 63.7% of revenues. The 69.4% gross margin in the fourth quarter of 2008 also compares favorably to the 67.9% gross margin in the third quarter of 2008. For the full year 2008, gross profit increased to $80.5 million, or 66.9% of revenues, compared to $47.5 million, or 65.0% of revenues, in the prior year. After taking into account the acquisition of PDSHeart, the 66.9% gross profit for the full year 2008 compares to 64.7% gross profit in the prior year, an increase of 220 basis points (1B).

Marty Galvan, CardioNet’s Chief Financial Officer commented:  “Fourth quarter gross margin benefitted from productivity and efficiency improvements that we instituted during the year. Also, our revenue mix continues to shift toward our higher margin CardioNet System, away from the legacy, lower margin event and Holter monitoring business. Additionally, after performing an internal evaluation related to the expected duration of our current generation device, we adjusted the depreciable life from two to three years, resulting in a 123 basis point improvement in gross margin in the fourth quarter. The change in the C3 depreciable life will also have a favorable impact on our 2009 gross margin.”

On a GAAP basis, operating income was $6.4 million in the fourth quarter of 2008 compared to $1.9 million in the fourth quarter of 2007. Excluding $0.1 million of expense related to the integration of PDSHeart and other restructuring efforts(1A), adjusted operating income increased to $6.5 million in the fourth quarter of 2008, or 18.9% of revenue, compared to $1.9 million, or 8.0% of revenue, in the fourth quarter of 2007.

On a GAAP basis, operating income for the full year 2008 increased to $9.7 million compared to $0.2 million in the prior year. Excluding the impact of $4.9 million of integration, restructuring and other nonrecurring charges(1A), adjusted operating income increased to $14.6 million for the full year 2008, or 12.1% of revenue, compared to $0.2 million in the prior year.

Net income for the fourth quarter of 2008 was $6.9 million, or $0.29 per diluted share, compared to $2.1 million, or $0.12 per diluted share, for the same period last year. Net income for the fourth quarter of 2008 includes a favorable impact of $0.19 per diluted share due to the utilization of net operating loss carryforwards (“NOLs”). Adjusted net income for the fourth quarter of 2008 was $8.4 million, or $0.35 per diluted share, excluding the impact of integration of PDSHeart and other restructuring efforts(1A), compared to $2.1 million, or $0.12 per diluted share, for the same period last year.

Net income for the full year 2008 increased to $9.2 million, or $0.40 per diluted share, compared to a net loss of $0.4 million, or a loss of $0.12 per diluted share, for the prior year. Net income for 2008 includes a favorable impact of $0.20 per diluted share due to the utilization of NOLs. Adjusted net income for the full year 2008 increased to $13.4 million, or $0.59 per diluted share, excluding the impact of integration, restructuring, other nonrecurring charges (1A), compared to a net loss of $0.4 million, or a loss of $0.12 per diluted share, for the prior year.

Marty Galvan remarked: “With the assistance of tax consultants, during the quarter we completed a study which clarified the extent to which we could utilize our NOLs. As a result, we utilized $22.0 million of NOLs and adjusted our full year effective tax rate in the fourth quarter. This had a positive impact of $0.19 on our fourth quarter earnings per diluted share and a favorable impact of $0.20 on our full year results. As a result of the NOL utilization, our effective tax rate for 2008 was 13.9%. Additionally, the utilization of the NOLs in 2008 resulted in the avoidance of a cash payment for taxes of $8.8 million.”

On a GAAP basis, net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $6.9 million, or $0.29 per diluted share, for the fourth quarter of 2008, compared to a net loss of $0.7 million, or a loss of $0.22 per diluted share, for the fourth quarter of 2007. The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering. Net income for the fourth quarter of 2008 includes a favorable impact of $0.19 per diluted share due to the utilization of NOLs.

On a GAAP basis, net income available to common shareholders for the year ended December 31, 2008 was $6.6 million, or $0.29 per diluted share, compared to a loss of $8.7 million, or a loss of $2.89 per diluted share, for the prior year. Net income for 2008 includes a favorable impact of $0.20 per diluted share due to the utilization of NOLs.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, February 17, 2009, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 56293026.

CardioNet, Inc. is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias with a solution that it markets as the CardioNet System. More information can be found at www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect”, “anticipate”, “estimate”, “intend”, “plan”, “believe”, and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K or 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007

Revenues	$34,427	$23,943
Cost of revenues	10,545	8,683
Gross profit	23,882	15,260
Gross profit%	69.4%	63.7%

Operating expenses:
Research and development expense	983	962
General and administrative expense	10,775	7,799
Sales and marketing expense	5,369	4,335
Amortization of intangibles	246	246
Integration, restructuring and other nonrecurring charges	105	—
Total operating expenses	17,478	13,342

Operating income	6,404	1,918
Interest income, net	295	174

Income before income taxes	6,699	2,092
Benefit from income taxes	226	—
Net income	$6,925	$2,092
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,758)
Net income (loss) available to common shareholders	$6,925	$(666)

Earnings (loss) per share:
Basic	$0.30	$(0.22)
Diluted	$0.29	$(0.22)

Weighted average shares outstanding:
Basic	23,434	3,012
Diluted	23,994	3,012

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Twelve Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007

Revenues	$120,454	$72,992
Cost of revenues	39,913	25,526
Gross profit	80,541	47,466
Gross profit %	66.9%	65.0%

Operating expenses:
Research and development expense	3,999	3,782
General and administrative expense	39,876	26,674
Sales and marketing expense	21,111	15,969
Amortization of intangibles	984	799
Integration, restructuring and other nonrecurring charges	4,880	—
Total operating expenses	70,850	47,224

Operating income (loss)	9,691	242
Interest income (expense), net	997	(600)

Income (loss) before income taxes	10,688	(358)
Provision for income taxes	(1,483)	—
Net income (loss)	$9,205	$(358)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	(2,597)	(8,346)
Net income (loss) available to common shareholders	$6,608	$(8,704)

Earnings (loss) per share:
Basic	$0.36	$(2.89)
Diluted	$0.29	$(2.89)

Weighted average shares outstanding:
Basic	18,349	3,012
Diluted	22,659	3,012

The following table presents detail of the stock based compensation expense that is included in each functional line item in the Condensed Statements of Operations above (000’s):

Stock based compensation expense

(In Thousands)

	Three Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007

Stock based compensation expense included in:
Cost of revenues	$13	$6
Research and development expense	18	2
General and administrative expense	768	359
Sales and marketing expense	113	91
Integration, restructuring and other nonrecurring charges	—	—

Total stock based compensation expense	$912	$458

Stock based compensation expense

(In Thousands)

	Twelve Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007 (a)

Stock based compensation expense included in:
Cost of revenues	$37	$14
Research and development expense	68	8
General and administrative expense	2,041	621
Sales and marketing expense	475	136
Integration, restructuring and other nonrecurring charges	768	—

Total stock based compensation expense	$3,389	$779

(a)          We began assigning stock compensation expense to the individual cost centers in the third quarter of 2007.  Prior to the third quarter, all stock compensation expense was recorded under general and administrative.

Summary Consolidated Balance Sheet Data

(In Thousands)

	December 31, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$58,171	$18,091
Accounts receivable, net	39,430	22,854
Working capital	84,003	29,375
Total assets	165,773	103,040
Total debt	72	2,744
Mandatorily redeemable convertible preferred stock	—	115,302
Total shareholders’ equity (deficit)	150,116	(26,865)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the tables set forth below reconcile certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

(1A) The following tables reconcile certain financial measures used in this press release that were not calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007
Operating income — GAAP	$6,404	$1,918
Integration, restructuring and other nonrecurring charges (a)	105	—
Adjusted operating income	$6,509	$1,918

Net income (loss) available to common shareholders — GAAP	$6,925	$(666)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,758
Net income	$6,925	$2,092

Integration, restructuring and other nonrecurring charges (net of income taxes of $15) (a)	90	—
Impact of full year effective tax rate adjustment on prior quarters’ integration, restructuring and other nonrecurring charges	1,386	—
Adjusted net income	$8,401	$2,092
Impact of NOL utilization (b)	(4,688)	—
Adjusted net income excluding NOL utilization	$3,713	$2,092

Diluted earnings (loss) available to common shareholders per share — GAAP	$0.29	$(0.22)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	0.34
Diluted earnings per share	$0.29	$0.12

Integration, restructuring and other nonrecurring charges per share (a) and Impact of full year effective tax rate adjustment on prior quarters’ integration, restructuring and other nonrecurring charges	0.06	—
Adjusted diluted earnings per share	$0.35	$0.12
Impact of NOL utilization (b)	(0.19)	—
Adjusted diluted earnings per share excluding NOL utilization	$0.16	$0.12

(a)         In the fourth quarter of 2008, we incurred $0.1 million of integration, restructuring and other nonrecurring charges.

(b)        In the fourth quarter of 2008, we were able to utilize $22.0 million of net operating loss carryforwards for the full year 2008.

	Twelve Months Ended
	(unaudited)
	December 31, 2008	December 31, 2007

Operating income (loss) – GAAP	$9,691	$242

Integration, restructuring and other nonrecurring charges (a)	4,880	—

Adjusted operating income (loss)	$14,571	$242

Net (loss) available to common shareholders – GAAP	$6,608	$(8,704)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	2,597	8,346

Net income (loss)	$9,205	$(358)

Integration, restructuring and other nonrecurring charges (net of income taxes of $677) (a)	4,203	—

Adjusted net income (loss)	$13,408	$(358)

Impact of NOL utilization (b)	(4,688)	—

Adjusted net income (loss) excluding NOL utilization	$8,720	$(358)

Diluted earnings (loss) available to common shareholders per share – GAAP	$0.29	$(2.89)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	0.11	2.77

Diluted earnings (loss) per share	$0.40	$(0.12)

Integration, restructuring and other nonrecurring charges per share (a)	0.19	—

Adjusted diluted earnings (loss) per share	$0.59	$(0.12)

Impact of NOL utilization (b)	(0.20)	—

Adjusted diluted earnings (loss) per share excluding NOL utilization	$0.39	$(0.12)

(a)         For the year ending December 31, 2008, we incurred $3.9 million of integration, restructuring and other nonrecurring charges and $1.0 million of expense related to the resolution of litigation.

(b)        For the year ending December 31, 2008, we were able to utilize $22.0 million of net operating loss carryforwards.

(1B)	The following table provides a reconciliation of year to date 2007 results as if the PDSHeart acquisition had been completed as of January 1, 2007.

Twelve Months
Ended
(unaudited)
December 31, 2007

Total revenue – GAAP	$72,992

PDSHeart revenue prior to acquisition – January 1 to March 7, 2007	4,069

Adjusted revenue	$77,061

Total gross profit – GAAP	$47,466

PDSHeart gross profit prior to acquisition – January 1 to March 7, 2007	2,423

Adjusted gross profit	$49,889

Adjusted gross profit%	64.7%